SHARE EXCHANGE AGREEMENT

AND PLAN OF LIQUIDATION

by and among

AQUASITION CORP., a company organized in the Republic of the Marshall Islands,

KBS INTERNATIONAL HOLDINGS, INC., a Nevada corporation,

HONGRI INTERNATIONAL HOLDINGS, LTD., a company organized in

the British Virgin Islands, and

Cheung So Wa and Chan Sun Keung, each an individual

Dated as of March 24, 2014

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3.22	Non-Contravention	15
3.23	Consents for Transaction	16
3.24	Litigation, etc	16
3.25	Compliance with Applicable Laws	16
3.26	Disclosure	16
3.27	No Undisclosed Events, Liabilities, Developments or Circumstances	16
3.28	Money Laundering Laws	17
3.29	OFAC	17
3.30	Foreign Corrupt Practices	17
3.31	Investment Company	17
3.32	No Other Representations	17
Article IV Representations and Warranties of AQU		17
4.1	Corporate Existence and Power; Authorization	17
4.2	Governmental Authorization	18
4.3	Non-Contravention	18
4.4	Issuance of Shares	18
4.5	Capitalization	18
4.6	Information Supplied	18
4.7	Trust Fund	18
4.8	Listing	19
4.9	Board Approval; Tender Offer	19
4.10	AQU SEC Documents and AQU Financial Statements	19
4.11	Articles of Incorporation and Bylaws	19
4.12	Corporate Records	20
4.13	Consents	20
4.14	Books and Records	20
4.15	Litigation	20
4.16	Compliance with Laws	20
4.17	Tax Matters	21
Article V Covenants of the Company Pending the Closing		22
5.1	Conduct of Business of the Company Prior to the Closing	22
5.2	Key Personnel	24
5.3	Access to Information	24
5.4	Notices of Certain Events	24
5.5	Interim Financial Statements	25

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5.6	SEC Filings	25
5.7	Financial Information	25
5.8	Voting of Principal Stockholders	26
5.9	Confidentiality	26
5.10	Expenses	26
Article VI Covenants of AQU		26
6.1	Disclosure of Certain Matters	26
6.2	Regulatory and Other Authorizations; Notices and Consents	26
6.3	Issuance of Shares	26
6.4	Trust Account	26
Article VII Covenants of All Parties		26
7.1	Indemnification of Directors and Officers	26
7.2	Filings; Other Actions; Notification	27
7.3	Exclusivity	28
7.4	Best Efforts; Further Assurances	28
7.5	Confidentiality of Transaction	28
7.6	Tax Matters	29
7.7	Post-Closing Service Providers	30
7.8	Tender Offer	30
7.9	Minimum Cash	31
7.10	Re-listing	32
7.11	Dividend Policy	32
7.12	Publicity	32
Article VIII Conditions		32
8.1	Conditions to the Obligations of the Parties	32
8.2	Conditions to Obligations of AQU	33
8.3	Conditions to Obligations of KBS, the Company and the Principal Stockholders	35
Article IX Indemnification		36
9.1	Indemnification of AQU	36
9.2	Indemnification of Principal Stockholders	36
9.3	Procedure	37
9.4	Periodic Payments	38
9.5	Payment of Indemnification	38
9.6	Insurance	39
9.7	Survival of Indemnification Rights	39

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Article X Arbitration		39
10.1	Arbitration	39
10.2	Waiver of Jury Trial; Exemplary Damages	40
10.3	Attorneys’ Fees	41
Article XI Termination		41
11.1	Termination Without Default; Expenses	41
11.2	Termination Upon Default	41
11.3	Termination by Company	42
11.4	Reverse Break-Up Fee	42
11.5	Survival	42
Article XII Miscellaneous		42
12.1	Notices	42
12.2	Amendments; No Waivers; Remedies	43
12.3	Publicity	44
12.4	Expenses	44
12.5	No Assignment or Delegation	44
12.6	Governing Law	44
12.7	Counterparts; Facsimile Signatures	44
12.8	Entire Agreement	44
12.9	Severability	44
12.10	Construction	45
12.11	Further Assurances	45
12.12	Third Party Beneficiaries	45
12.13	Waiver	45

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SHARE EXCHANGE AGREEMENT

AND PLAN OF LIQUIDATION

This Share Exchange Agreement and Plan of Liquidation (“Share Exchange Agreement” or “Agreement”), is made and entered into as of March 24, 2014, by and among (a) Aquasition Corp., a company organized and existing under the laws of the Republic of the Marshall Islands (“AQU”); (b) KBS International Holdings, Inc., a Nevada corporation (“KBS”); (c) Hongri International Holdings Ltd., a company organized and existing under the laws of the British Virgin Islands (“Hongri” or the “Company”); and (d) Cheung So Wa and Chan Sun Keung, each an individual (each, a “Principal Stockholder”).

RECITALS

WHEREAS, AQU is a company organized and existing under the laws of the Republic of the Marshall Islands with no significant operations, and is a publicly-held company listed in the United States (NasdaqCM:AQU); and

WHEREAS, KBS is a company organized and existing under the laws of the State of Nevada, more than 50% of the issued and outstanding stock of which is held in the aggregate by the Principal Stockholders; and

WHEREAS, the Company is a company organized and existing under the laws of the British Virgin Islands, wholly owned by KBS; and

WHEREAS, the issued and outstanding capital stock of the Company consists of Twenty Thousand (20,000) ordinary shares of capital stock (the “Company Stock”), all of which is held by KBS and represents 100% of the assets of KBS; and

WHEREAS, KBS has agreed to transfer all the Company Stock to AQU in exchange for a number of newly issued shares of the common stock of AQU, par value $0.0001, computed in accordance with the provisions of this Agreement; and

WHEREAS, KBS intends to liquidate and dissolve immediately following the Closing of the transactions contemplated by this Agreement and distribute all its assets to its stockholders in accordance with Nevada law; and

WHEREAS, the share exchange and subsequent liquidating distribution contemplated by this Agreement are intended to qualify as a “reorganization” under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties hereto are adopting this Agreement as a “plan of reorganization” (within the meaning of Treasury Regulations Section 1.368-3(a)); and;

WHEREAS, AQU, KBS and the Principal Stockholders entered into that certain Agreement and Plan of Merger dated as of February 28, 2014 (the “Merger Agreement”), which they now intend to terminate without liability to any party and replace with this Agreement; and

WHEREAS, the Board of Directors of each of AQU, KBS and the Company have determined they should effect the Transactions; the execution, delivery and performance of this Agreement have been approved by each such Board of Directors and by KBS as the sole stockholder of the Company; and the Board of Directors of KBS has (i) approved this Agreement, (ii) adopted this Agreement in accordance with the provisions of the Nevada Revised Statues (the “NRS”), (iii) adopted a plan of liquidation in the form attached hereto as Exhibit A (the “Plan of Liquidation”), and (iv) directed that this Agreement and the Plan of Liquidation (as adopted) be submitted to the stockholders of KBS for their consideration and approval; and the Principal Stockholders have approved this Transaction and the Agreements contemplated hereby in accordance with the provisions of the NRS:

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article I

Definitions

1.1           Definitions. As used in this Agreement, the following terms will have the following meanings:

“Action” means any claim, action, cause of action or suit, litigation, arbitration or proceeding to, from, by or before any Governmental Authority.

“Additional Agreements” means any other agreements between the parties contemplated by this Agreement.

“Additional AQU SEC Documents” is defined in Section 4.10.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” means this Agreement, as it may be amended from time to time.

“Approval” means any authorization, approval, consent, ratification, or any extension, modification, amendment or waiver of any of the foregoing.

“AQU” is defined in the Preamble.

“AQU Amended and Restated Articles of Incorporation” means the Amended and Restated Articles of Incorporation of AQU filed with the competent Authority of the Republic of the Marshall Islands, as amended through the date hereof

“AQU Common Stock” means the issued common stock or ordinary shares of AQU, par value $0.0001 per share.

“AQU Indemnitees” is defined in Section 9.1.

“AQU SEC Documents” is defined in Section 4.10.

“Arbitrator” is defined in Section 10.1(a).

“Authority” has the same meaning as Governmental Authority.

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“Basket” is defined in Section 9.1.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by the Company or its Subsidiaries or in which such parties’ assets, the Business or their transactions are otherwise reflected, other than stock books and minute books.

“Business” means the business and operations of the Company and its Subsidiaries as conducted as of the Closing Date.

“Business Day” means a day other than Saturday, Sunday or any day on which the principal commercial banks located in the British Virgin Islands are authorized or obligated to close under the laws of such jurisdiction.

“Charter” means the Company’s constituent documents filed with the relevant governmental authorities of the British Virgin Islands, as amended through the date hereof.

“Closing” is defined in Section 2.3.

“Closing Date” is defined in Section 2.3.

“Common Stock” means the Company’s issued and outstanding shares of ordinary stock, par value $1.00 per share.

“Company” is defined in the Preamble.

“Company Stock” is defined in the Recitals.

“Company Stockholder” means any holder of any Common Stock immediately prior to the Closing.

“Company Consents” is defined in Section 3.23(b).

“Confidentiality and Non-Solicitation Agreements” means the confidentiality and non-solicitation agreements referred to in Section 8.2(p).

“Contract” means all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company or any of its Subsidiaries is a party or by which any of its respective assets are bound, including any entered into by the Company or any of its Subsidiaries in compliance with Section 5.1 after the signing hereof and prior to the Closing, and all rights and benefits thereunder, including all rights and benefits thereunder with respect to all cash and other property of third parties under the Company or any of its Subsidiaries’ dominion or control.

“Customer and Supplier Agreement” means any material agreement with a customer of or supplier to the Company or any Subsidiary.

“Disclosure Letter” is defined in the preamble to Article III.

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“Exclusivity Period” is defined in Section 7.3.

“Expiration Time” means the date that the Tender Offer is scheduled to expire, as set forth in the Schedule TO.

“FIRPTA Certificate” is defined in Section 8.2(q).

“GAAP” means, as of any date, generally accepted accounting principles in the United States as in effect on such date.

“Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

“Governmental Authority” means any United States federal, foreign, state or local government, or political subdivision thereof, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof); or any arbitrator or arbitral body.

“IFRS” means, as of any date, the International Financial Reporting Standards as in effect on such date.

“Indebtedness” is means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under IFRS or U.S. GAAP, as the case may be, (g) all guarantees by such Person and (h) any agreement to incur any of the same.

“Indemnified Party” is defined in Section 9.3.

“Indemnifying Parties” is defined in Section 9.3(a).

“Indemnifiable Loss Limit” is defined in Section 9.1.

“Information Statement” has the meaning set for in Section 7.2(c).

“Initial Key Person” is defined in Section 5.2.

“Interim Financial Statement” is defined in Section 5.5.

“IPO” means the initial public offering of the shares of common stock of AQU.

“IPO Shares” is defined in Section 4.9.

“Key AQU Personnel” means three persons to be designated by AQU with the reasonable consent of the Company.

“Key Personnel” is defined in Section 5.2.

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“Labor Agreements” is defined in Section 3.13(a).

“Law” has the same meaning as Legal Requirement.

“Legal Requirement” means any United States federal, state or local or foreign law, statute, ordinance, code, rule or regulation, or any Government Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Losses” is defined in Section 9.1.

“Material Adverse Effect” means (a) with respect to the Company any material adverse effect on the business, results of operations or financial condition of the Company taken as a whole; provided, however, that in no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (i) an outbreak or escalation of hostilities involving the People’s Republic of China, the declaration by the People’s Republic of China of a national emergency or war, the announcement, disclosure, or pendency of this Agreement or the performance of this Agreement or the transactions contemplated hereby by the parties, including loss of employees, customers, suppliers, partners or distributors, (iv) changes in any Legal Requirement or the enforcement thereof, (v) changes in IFRS or U.S. GAAP, as the case may be or the interpretation thereof, (vii) acts of God, natural disasters, weather conditions or other calamities, or (viii) any event, circumstance, change of effect to the extent arising from actions taken pursuant to this Agreement, or by or at the written request or direction of AQU, any of its Affiliates or their respective Representatives and (b) with respect to AQU, any change or effect that would prevent or materially delay or impair the ability of AQU to consummate the transactions contemplated hereby.

“Maximum Tender Condition” is defined in Section 7.8(a).

“Minimum Trust Amount” is defined in Section 4.7.

“Non-Compete Agreements” is defined in Section 8.2(p).

“NRS” is defined in the Recitals.

“Offer Documents” is defined in Section 7.8(c).

“Offer to Purchase” is defined in Section 7.8(c).

“Office Leases” is defined in Section 3.10(a).

“Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

“Outside Closing Date” is defined in Section 11.1.

“Outstanding Permit” is defined in Section 3.21.

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“Party” means each of AQU, KBS, the Company and the Principal Stockholders.

“Permits” means, with respect to any Person, any Approval, bond, certificate of authority, certificate of need, accreditation, qualification, provider number, license, franchise, permit, order, registration, variance, consent, approval, right or other similar authorization issued by, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Lien” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to AQU; (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not material to the Business, operations and financial condition of the Company or any of its Subsidiaries so encumbered and that are not resulting from a breach, default or violation by the Company or any of its Subsidiaries of any Contract or Law; (iii) zoning, entitlement and other land use and environmental regulations by any Authority, provided that such regulations have not been violated; and (iv) liens for Taxes not yet due or payable.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Plan of Liquidation” is defined in the Recitals.

“Post-Closing” means any period that starts after the Closing Date, and with respect to a period that includes and starts on the Closing Date, the portion of such period will exclude the day of the Closing.

“Pre-Closing Period” means any period that ends on or before the Closing Date or with respect to a period that includes but does not end on the Closing Date, the portion of such period through and including the day of the Closing.

“Principal Stockholders” means Cheung So Wa and Chan Sun Keung.

“Prospectus” is defined in Section 12.13.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, projects under construction, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Schedule TO” is defined in Section 7.8(c).

“SEC” means the United States federal Securities and Exchange Commission.

“Shares” means the issued and outstanding shares of capital stock of the Company.

“KBS Indemnitees” is defined in Section 9.2.

6

“Subsidiary” means any corporation (or other Person) with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock (or other equity interests) or has the power to vote or direct the voting of sufficient securities to elect a majority of the members of the board of directors (or other governing body).

“Superior Proposal” means a bona fide, unsolicited written proposal from an unrelated third party that the Board of Directors of KBS determines in good faith by a majority vote of its independent directors, after considering the advice of a financial advisor of internationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of such proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, is materially more favorable and provides materially greater value to all of the Company’s stockholders than as provided hereunder and which the Board of Directors determines is reasonably likely to be consummated without undue delay relative to the transactions contemplated by this Agreement.

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Tender Offer” is defined in Section 7.8(a).

“Third-Party Claim” is defined in Section 9.3(a).

“Transaction” or “Transactions” means the transactions contemplated by this Agreement.

“Transaction Consideration” is defined in Section 2.2.

“Trust Account” is defined in Section 4.7.

“Trust Agreement” is defined in Section 4.7.

“Trustee” is defined in Section 4.7.

“Trust Fund” is defined in Section 4.7.

“Voting Agreement” is defined in Section 2.6(b).

“$” means United States Dollars.

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Article II

The Transactions

2.1           Share Exchange. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, KBS will sell, transfer, convey, assign and deliver to AQU all the Company Stock held beneficially or of record by it, representing 100% of the issued and outstanding capital stock of the Company, free and clear of all Liens, in exchange for the Transaction Consideration.

2.2           Transaction Consideration. The “Transaction Consideration” will constitute a number of shares of the AQU Common Stock, par value $0.0001, calculated as follows:

(EBITDA x 6) minus (Long Term Debt minus Cash) / 10.3, where

“EBITDA” means the Company’s 2013 standalone and adjusted earnings before interest, taxes, depreciation and amortization, as calculated based upon the audited Company Financial Statements for the year ended 2013; and

“Long Term Debt” means the Company’s existing net long-term debt as of one business day before the Closing Date;

Rounded to the nearest whole share; provided however, that the Transaction Consideration shall constitute at least eighty percent (80%), by vote or value, of the outstanding capital stock of AQU immediately following the Closing. In the event of any disagreement between the parties as to the calculation of the Transaction Consideration, the Closing will proceed on the basis of the calculation made by the Company without prejudice to the rights of any party, and the disagreement will be settled in accordance with the procedure set forth in Article X.

2.3           Closing

(a)           The consummation of Transactions (the “Closing”) will take place at a place and on a date to be mutually agreed upon by AQU and KBS, which will be no later than the second Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

2.4          Liquidation of KBS. Immediately following the Closing and pursuant to the Plan of Liquidation in substantially the form attached hereto as Exhibit 2.4, KBS will distribute all its assets to its stockholders in proportion to their ownership and liquidate.

2.5           Termination of Merger Agreement. The parties to the Merger Agreement hereby agree that the Merger Agreement is terminated in its entirety, with immediate effect, without liability to any party thereto. Upon the request of any party to the Merger Agreement, the parties thereto agree to promptly execute and deliver to each other a Termination of Agreement and Plan of Merger confirming the same, in form and substance reasonably satisfactory to the parties thereto and hereto.

2.6           Board of Directors and D&O Insurance.

(a)           Immediately after the Closing, AQU’s Board of Directors will consist of seven (7) directors. The Principal Stockholders will designate two (2) persons to AQU’s Board of Directors. Aquasition Investments Corp., a company incorporated in the Republic of the Marshall Islands (“AQU Invest”), will designate one (1) person to AQU’s Board of Directors. Three (3) independent directors will be designated KBS and one (1) independent director will be designated by AQU Invest, each of which directors must have experience with public companies listed in the United States and specifically with the NASDAQ Rules.

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(b)          Concurrently with the Closing, AQU, AQU Invest and the Principal Stockholders will enter into a voting agreement (the “Voting Agreement”) in the form of Exhibit 2.6(b). The Voting Agreement will provide for the selection of nominees to the Board of Directors of AQU and other matters. In accordance with AQU’s Amended and Restated Articles of Incorporation and Bylaws, the parties acknowledge that election of directors by the stockholders at the annual meeting of AQU’s stockholders will be decided by a simple majority of the votes cast at any such meeting.

(c)           Immediately prior to the Closing, the Company will purchase a directors’ and officers’ liability insurance policy for a minimum coverage amount of Five Million US Dollars ($5,000,000) which will cover the then-current, and if reasonably available, the former directors and officers of AQU for a period of at least one year after the Closing.

2.7           Further Action. If, at any time after the Closing, any further action is reasonably determined by AQU to be necessary or desirable to carry out the purposes of this Agreement or to vest AQU with full right, title and possession of and to all rights and property of the Company, the officers and directors of KBS, the Company and AQU will be fully authorized (in the name of the Company and otherwise) to take such action.

Article III

Representations and Warranties of KBS and the Principal Stockholders

Except as set forth in the corresponding part of the disclosure letter delivered to AQU concurrently herewith (the “Disclosure Letter”), KBS and the Principal Stockholders, jointly and severally, hereby represent and warrant to AQU that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date:

3.1           Organization, Corporate Power and Licenses(a)                . The Company is a company duly organized, validly existing and in good standing under the laws of the British Virgin Islands and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except where such failure would not reasonably be expected to have a Material Adverse Effect. The Company possesses all requisite corporate power and authority to own and operate its properties, to carry on its businesses as now conducted and to carry out the transactions contemplated by this Agreement.

3.2           Subsidiaries(a)                .

(a)           The Disclosure Letter lists each Company Subsidiary and its jurisdiction of organization. Except as specified in the Disclosure Letter, all the outstanding shares of capital stock or other equity of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all Liens.

(b)          Except for its interests in the Company Subsidiaries, the Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

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3.3           Authorization.

(a)           The execution, delivery and performance of this Agreement and the other agreements and instruments contemplated hereby to which KBS or the Company is a party, and the consummation of the Transactions, have been duly authorized by KBS and the Company, subject only to the approval of this Agreement by the stockholders of KBS. This Agreement constitutes the valid and binding obligation of the KBS and the Company, enforceable in accordance with its terms, and together with all other agreements and instruments contemplated hereby to which they are parties, when executed and delivered by them in accordance with the terms hereof and thereof, will each constitute a valid and binding obligation of KBS and the Company, enforceable in accordance with their respective terms, except that such enforceability (x) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Legal Requirements affecting or relating to creditors’ rights generally and (y) is subject to general principles of equity (whether considered in a proceeding in equity or at law).

(b)          Each Principal Stockholder has full legal capacity, power and authority to execute and deliver this Agreement and the Additional Agreements to which such Principal Stockholder is named as a party, to perform such Principal Stockholder’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Additional Agreements to which each Principal Stockholder is named as a party, will be at Closing, duly executed and delivered by each Stockholder and this Agreement constitutes, and such Additional Agreements are, or upon their execution and delivery at Closing will be, valid and legally binding agreements of each Principal Stockholder, enforceable against such Principal Stockholder in accordance with their respective terms.

3.4           Capital Stock and Related Matters.

(a)           The authorized capital stock of the Company consists of Fifty Thousand (50,000) ordinary shares of capital stock, par value $1.00 per share, of which Twenty Thousand (20,000) are issued and outstanding. Except as set forth in Part 3.4 of the Disclosure Letter, the Company does not have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock, nor any warrants, rights or options to subscribe for or to purchase its capital stock or any capital stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plans. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock. All of the outstanding shares of the Company’s capital stock are validly issued, fully paid and nonassessable.

(b)          Except as set forth in Part 3.4 of the Disclosure Letter, there are no statutory or contractual stockholder preemptive rights or rights of first refusal or other similar restrictions with respect to the issuance of any of the Company’s capital stock, and there are no agreements or understandings with any other Person with respect to the voting or transfer of the Company’s capital stock.

3.5           Assumed Names. Part 3.5 of the Disclosure Letter sets forth a complete and correct list of all assumed or “doing business as” names currently or, within five (5) years of the date of this Agreement used by the Company or any of its Subsidiaries, including names on any websites. Since January 1, 2012, none of the Company or any of its Subsidiaries has used any name other than the names listed on Part 3.5 of the Disclosure Letter to conduct the Business. The Company and each of its Subsidiaries has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself.

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3.6           Financial Statements. As of the date hereof, the Company has delivered to AQU its audited consolidated financial statements for the fiscal years ended December 31, 2011 and 2012, and unaudited consolidated financial statements for KBS for the fiscal year ended December 31, 2013 (collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated. The Company Financial Statements fairly present in all material respects the financial condition and operating results of the Company, as of the dates, and for the periods, indicated therein. At the Closing, the Company will not have any material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2013, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Company Financial Statements, which, in both cases, individually and in the aggregate would not be reasonably expected to result in a Company Material Adverse Effect.

3.7           Books and Records.

(a)           The Books and Records accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company and its Subsidiaries. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that:

(i)               transactions are executed only in accordance with management’s authorization;

(ii)              all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company as permitted by IFRS;

(iii)             access to assets is permitted only in accordance with management’s authorization; and

(iv)             recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(b)          All accounts, books and ledgers of the Company and its Subsidiaries have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. None of the Company or any of its Subsidiaries has any records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of the Company or any of its Subsidiaries and which is not located at the relevant office or business premises.

3.8           Absence of Certain Changes or Events. Except as disclosed in the Company Financial Statements or in the Disclosure Letter, from December 31, 2013 to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:

(a)           any Material Adverse Effect;

(b)          any material transaction, Contract or other instrument entered into, or commitment made, by the Company or any of its Subsidiaries relating to the Business or any of the Company or its Subsidiaries’ assets (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case other than transactions and commitments in the ordinary course of business;

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(c)           any bonus, salary or other compensation paid or agreed to be paid to any employee except in the ordinary course of business or in accordance with Schedule 3.8(c) hereto;

(d)          any creation or other incurrence of any material Lien other than Permitted Liens on any Shares or any of the Company or its Subsidiaries’ assets; or

(e)           any redemption of, or declaration or payment of any dividend or other distribution with respect to, the equity interests of the Company or any of its Subsidiaries.

3.9           Contracts. Except as disclosed in Part 3.9 of the Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries taken as a whole. Neither the Company nor any Company Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

3.10         Real Property; Land Use Rights.

(a)          Part 3.10(a) of the Disclosure Letter sets forth a true and complete list of Real Property and land use rights validly and legally owned or to be owned by the Company and its Subsidiaries and any and all office space leased by the Company and its Subsidiaries.

(b)          Except as set forth on Part 3.10(b) of the Disclosure Letter no Real Property, land use rights or Office Lease listed in Part 3.10(a) of the Disclosure Letter is subject to any Lien. No person is in possession or occupation of, or claims a right or interest of any kind in, any Real Property, land use rights or Office Lease adverse to the interests of the Company and its Subsidiaries. Each of the Company and its Subsidiaries is entitled to and has possession of the relevant Real Property, land use rights and Office Lease(s), if any, listed in Part 3.10(a).

3.11         Title to Properties. Each of the Company and the Company Subsidiaries has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which the Company or any of the Company Subsidiaries has leasehold interests, are free and clear of all Liens other than those set forth in the Disclosure Letter and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company and the Company Subsidiaries to conduct business as currently conducted.

3.12         Accounts. Part 3.12 of the Disclosure Letter sets forth a true, complete and correct list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of the Company and its Subsidiaries, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.

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3.13         Labor and Employment Matters.

(a)          Part 3.13(a) of the Disclosure Letter sets forth a true and complete list of every employment agreement, commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company and its Subsidiaries now in effect or under which the Company or any of its Subsidiaries has or might have any obligation, or any understanding between the Company or any of its Subsidiaries and any employee concerning the terms of such employee’s employment that does not apply to the Company and its Subsidiaries’ employees generally (collectively, “Labor Agreements”). The Company has previously delivered to AQU true and complete copies of each such Labor Agreement, any employee handbook or policy statement of the Company or any of its Subsidiaries, and complete and correct information concerning the Company and its Subsidiaries’ employees, including with respect to the (i) name; (ii) position; and (iii) resident alien status (if applicable). Part 3.13(a) of the Disclosure Letter sets forth a true and complete list of the names, addresses and titles of the directors, officers and managers of each of the Company and its Subsidiaries.

(b)          Except as disclosed on Part 3.13(b) of the Disclosure Letter:

(i)               all employees of the Company and its Subsidiaries are employees at will, and the employment of each employee by the Company or any of its Subsidiaries may be terminated immediately by the Company or its Subsidiary, as applicable, without any cost or liability except severance in accordance with the Company and its Subsidiaries’ standard severance practice as disclosed on Part 3.13(b) of the Disclosure Letter or in accordance with applicable Legal Requirements;

(ii)              to the knowledge of the Principal Stockholders, the Company and each of its Subsidiaries, no employee of the Company or any of its Subsidiaries has any plan to terminate his or her employment now or in the near future, whether as a result of the transactions contemplated hereby or otherwise;

(iii)             to the knowledge of the Principal Stockholders, the Company and each of its Subsidiaries, no employee of the Company or any of its Subsidiaries, in the ordinary course of his or her duties, has breached or will breach any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(iv)             None of the Company or any of its Subsidiaries is a party to any collective bargaining agreement, has any material labor relations problems, and there is no pending representation question or union organizing activity respecting employees of the Company or any of its Subsidiaries.

(v)               Except as disclosed on Part 3.13(b)(v) of the Disclosure Letter, each of the Company and its Subsidiaries has complied in all material respects with all Labor Agreements and all applicable Laws relating to employment or labor. There is no legal prohibition with respect to the permanent residence of any employee of the Company or any of its Subsidiaries in the United States or his or her permanent employment by the Company or any of its Subsidiaries. Except as disclosed on Part 3.13(b) of the Disclosure Letter, no present or former employee, officer, director or manager of the Company or any of its Subsidiaries has, or will have at the Closing Date, any claim against the Company or any of its Subsidiaries for any matter including for wages, salary, or vacation or sick pay, or otherwise under any Labor Agreement. All accrued obligations of the Company and its Subsidiaries applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, for payments by the Company or any of its Subsidiaries to any trust or other fund or to any Authority, with respect to unemployment or disability compensation benefits, social security benefits, house accumulation funds, under ERISA or otherwise, have been paid or adequate accruals therefor have been made.

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3.14         Benefit Plans.

(a)          Except as set forth in Part 3.14 of the Disclosure Letter, the Company does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary (collectively, “Company Benefit Plans”). Except as set forth in the Disclosure Letter, as of the date of this Agreement there are not any severance or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former employee, officer or director of the Company or any Company Subsidiary, nor does the Company or any Company Subsidiary have any general severance plan or policy.

(b)          Since December 31, 2013, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any Company Benefit Plan.

3.15         Transactions With Affiliates and Employees. Except as set forth in the Disclosure Letter and Company Financial Statements, none of the officers or directors of KBS or the Company and, to the knowledge of KBS and the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

3.16         Intellectual Property. The Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, “Intellectual Property Rights”) which are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole. Part 3.16 of the Disclosure Letter sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole. There are no claims pending or, to the knowledge of the Company, threatened that the Company or any of the Company Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Company, no person is infringing the rights of the Company or any of the Company Subsidiaries with respect to any Intellectual Property Right.

3.17         Taxes.

(a)          Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

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(b)          The Company Financial Statements reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.18         Withholding. All obligations of the Company and its Subsidiaries applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company or any of its Subsidiaries to trusts or other funds or to any Authority, or with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the applicable Financial Statements. All reasonably anticipated obligations of the Company and its Subsidiaries with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company and its Subsidiaries prior to the Closing Date.

3.19         Insurance. Except as set forth in Part 3.19 of the Disclosure Letter, the Company and its subsidiaries maintain no policies of insurance.

3.20         Environmental Laws. Each of the Company and its Subsidiaries has complied in all material respects with all Laws relating to pollution or the protection of the environment or human health or hazardous materials (collectively, the “Environmental Laws”), and there is not and there has not been at any time any notice, demand, request for information, complaint, order, investigation, or review pending or, to the knowledge of the Principal Stockholders, the Company and each of its Subsidiaries, threatened by any Authority with respect to any alleged violation by the Company or any of its Subsidiaries of any Environmental Law.

3.21         Licenses and Permits. Part 3.21 of the Disclosure Letter correctly lists each license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Except as indicated on Part 3.21 of the Disclosure Letter, such Permits are valid and in full force and effect, and none of the Permits will, assuming the related Company Consents have been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. The Company and its Subsidiaries have all Permits necessary to operate the Business. The Company and the Principal Stockholders will apply for all Permits listed on Part 3.21 of the Disclosure Letter as not being valid and in full force and effect (the “Outstanding Permits”), and will use their best efforts to obtain each Outstanding Permit and ensure that the same are valid and in full force and effect as promptly as practicable hereafter, but in any event no later than the Closing Date.

3.22         Non-Contravention. The execution and delivery by the Company of this Agreement and all other agreements and instruments contemplated hereby to which the Company is a party, the consummation of the Transactions do not and will not (a) conflict with or result in any breach of any provision of the constituent documents of the Company, if applicable; (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company; (c) except for the Contracts listed on the Disclosure Letter as requiring Company Consents, constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination cancellation, amendment or acceleration of any right or obligation of the Company or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Company or by which any of the Company’s assets is or may be bound or any Permit; or (d) result in the creation or imposition of any Lien on any of the Company’s assets.

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3.23         Consents for Transaction.

(a)          As of the Closing Date, the Company and its Subsidiaries have or will have obtained or completed all consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority regarding the execution, delivery and performance by the Company of this Agreement.

(b)          The Contracts listed on Part 3.23(b) of the Disclosure Letter are the only Contracts binding upon the Company or any of its Subsidiaries or by which any of the Shares or any of the Company or its Subsidiaries’ assets, including without limitation Real Property, are bound or subject to a Lien, which require a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

3.24         Litigation, etc. Except as disclosed in Part 3.23(b) of the Disclosure Letter, there are no Actions, Government Orders, or claims pending or, to the Company’s knowledge, threatened against or affecting the Company, which would give any third party the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent the Company from complying with the terms and provisions of this Agreement. There are no outstanding judgments against the Company, any of its Subsidiaries or any Stockholder.

3.25         Compliance with Applicable Laws. The Company and the Company Subsidiaries are in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Part 3.25 of the Disclosure Letter, the Company has not received any written communication during the past two years from any Authority that alleges that the Company is not in compliance in any material respect with any applicable Law. This Section 3.25 does not relate to matters with respect to Taxes, which are the subject of Section 3.17.

3.26         Disclosure. Neither this Agreement nor any of the documents or other information made available to AQU or its Affiliates, attorneys, accountants, agents or representatives pursuant hereto or in connection with AQU’s due diligence review of the Company’s business, any of the Company or its Subsidiaries’ assets or the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. The Company has provided AQU with all material information regarding the Company and its Subsidiaries.

3.27         No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to the Company, its Subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced.

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3.28         Money Laundering Laws. The operations of the Company and each Subsidiary are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”), and no Action involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Principal Stockholders, the Company and each of its Subsidiaries, threatened.

3.29         OFAC. None of the Company, any Subsidiary, any director or officer of the Company or any Subsidiary, or, to the knowledge of the Principal Stockholders, the Company and each of its Subsidiaries, any agent, employee, Affiliate or Person acting on behalf of the Company or any Subsidiary is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (the “OFAC”); and the Company or any Subsidiary has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

3.30         Foreign Corrupt Practices. Neither the Company, nor any of its subsidiaries, nor, to the Company’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.31         Investment Company. The Company is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.32         No Other Representations. Except for the representations and warranties contained in this Article III, neither the Company nor any Person acting on behalf of any of the Company makes any representation or warranty, express or implied.

Article IV

Representations and Warranties of AQU

AQU represents and warrant to the Company and the Principal Stockholders that, except as disclosed in the AQU SEC Documents:

4.1           Corporate Existence and Power; Authorization. AQU is a company duly organized, validly existing and in good standing under the laws of the Republic of Marshall Islands. The execution, delivery and performance by AQU of this Agreement and the Additional Agreements and the consummation by AQU of the Transactions are within the corporate powers of AQU and have been duly authorized by all necessary corporate action on the part of AQU. This Agreement and any Additional Agreements to which it is a party have been duly executed and delivered by AQU and constitute, and upon their execution and delivery will constitute, valid and legally binding agreements of AQU, enforceable against it in accordance with their terms.

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4.2           Governmental Authorization. None of the execution, delivery or performance by AQU of this Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority.

4.3           Non-Contravention. The execution, delivery and performance by AQU of this Agreement do not and will not (i) provided that no more than ninety percent (90%) of AQU’s public stockholders exercise their redemption rights with respect to such transaction (as specified in AQU’s organizational documents), contravene or conflict with the organizational or constitutive documents of AQU, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon AQU.

4.4           Issuance of Shares. The shares of AQU Common Stock constituting the Transaction Consideration, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable.

4.5           Capitalization. The authorized capital stock of AQU consists of 15,000,000 shares of AQU Common Stock and 5,000,000 shares of preferred stock, par value $0.0001 per share, of which 7,305,500 shares of AQU Common Stock are issued and outstanding as of the date hereof and no shares of preferred stock are issued and outstanding. No shares of capital stock or other voting securities of AQU are issued, reserved for issuance or outstanding. All outstanding shares of AQU Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the law of Marshall Islands, AQU’s organizational documents or any contract to which AQU is a party or by which AQU is bound. Except as set forth in AQU’s organizational documents and AQU SEC Documents, there are no outstanding contractual obligations of AQU to repurchase, redeem or otherwise acquire any shares of AQU Common Stock or any capital equity of AQU. There are no outstanding contractual obligations of AQU to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.6           Information Supplied. None of the information supplied or to be supplied by AQU expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to AQU’s stockholders with respect to the Tender Offer will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by AQU or that are included in AQU SEC filings).

4.7           Trust Fund. As of the date of this Agreement (and immediately prior to the Closing Date), AQU has (and will have immediately prior to the Closing Date) at least Fifty-Five Million Five Hundred Thousand US Dollars $55,500,000 (the “Minimum Trust Amount”) in the trust fund established by AQU for the benefit of its public stockholders (the “Trust Fund”) in a trust account at Barclays Bank Ltd. (the “Trust Account”), such monies invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended), and held in trust by American Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement between AQU and Trustee (the “Trust Agreement”).

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4.8           Listing. The AQU Common Stock is listed on the NASDAQ. There is no action or proceeding pending or, to AQU’s knowledge, threatened against AQU by the NASDAQ with respect to any intention by such entity to prohibit or terminate the listing of AQU Common Stock on the NASDAQ, except as disclosed to the Company.

4.9           Board Approval; Tender Offer. AQU’s Board of Directors (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders of AQU, and (iii) determined that the transactions contemplated hereby constitutes an “Acquisition Transaction” as such term is defined in AQU’s Amended and Restated Articles of Incorporation. Assuming no more than ninety percent (90%) of the “IPO Shares,” as defined in AQU’s Amended and Restated Articles of Incorporation, elect to redeem their AQU Common Stock in the Tender Offer, no other action on the part of AQU’s stockholders is required to consummate the transactions contemplated hereby and upon consummation thereof, Article VIII of AQU’s Amended and Restated Articles of Incorporation, will no longer be applicable.

4.10          AQU SEC Documents and AQU Financial Statements. AQU has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by AQU with the SEC since AQU’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional AQU SEC Documents”). AQU has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) AQU’s Annual Reports on Form 20-F for each fiscal year of AQU beginning with the first year AQU was required to file such a form, (ii) all proxy statements relating to AQU’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iii) its Reports of Foreign Private Issuer on Form 6-K filed since the beginning of the first fiscal year referred to in clause (i) above, and (iv) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 4.12) filed by AQU with the SEC since AQU’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii) and (iv) above, whether or not available through EDGAR, are, collectively, the “AQU SEC Documents”). The AQU SEC Documents were, and the Additional AQU SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The AQU SEC Documents did not, and the Additional AQU SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any AQU SEC Document or Additional AQU SEC Document has been or is revised or superseded by a later filed AQU SEC Document or Additional AQU SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.10, the term “file” will be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

4.11         Articles of Incorporation and Bylaws. Copies of (a) the Amended and Restated Articles of Incorporation of AQU, and (b) the Bylaws of AQU, have heretofore been made available to KBS, the Company and the Principal Stockholders, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. AQU has not taken any action in violation or derogation of its Amended and Restated Articles of Incorporation or Bylaws.

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4.12         Corporate Records. All proceedings occurring since January 26, 2012 (inception) of the Board of Directors, including committees thereof, and stockholders of AQU and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of AQU. The stock ledgers and stock transfer books of AQU are complete. The stock ledgers and stock transfer books and minute book records of AQU relating to all issuances and transfers of stock by AQU, and all proceedings of the Board of Directors, including committees thereof, and stockholders of AQU since January 26, 2012 (inception), have been made available to KBS, the Company and the Principal Stockholders, and are the original stock ledgers and stock transfer books and minute book records of AQU or true and correct copies thereof.

4.13         Consents. Except as described in AQU SEC Documents, there are no Contracts binding upon AQU requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby.

4.14         Books and Records. The books and records of AQU accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by AQU. AQU has heretofore made all books and records available to the Company and the Principal Stockholders for their inspection and has made available to the Company and the Principal Stockholders complete and accurate copies of all documents referred to in AQU SEC Documents or that the Company or the Principal Stockholders otherwise has requested. All accounts, books and ledgers of AQU have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. AQU does not have any records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of AQU and which is not located at the relevant Office.

4.15         Litigation. There is no Action (or any basis therefor) pending against, or to the knowledge of AQU threatened against or affecting, AQU, any of its officers or directors or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against AQU. The AQU is not now, nor has it been in the past five (5) years, subject to any proceeding with any Authority.

4.16         Compliance with Laws. AQU is in compliance with all applicable Laws, including those relating to occupational health and safety and the environment. AQU has not received any written communication during the past two years from any Authority that alleges that either of them is not in compliance in any material respect with any applicable Law. This Section 4.16 does not relate to matters with respect to Taxes, which are the subject of Section 4.17.

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4.17         Tax Matters. (i) AQU has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes of AQU which have become due; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iii) except as set forth in AQU SEC Documents, all such Tax Returns have been examined by the relevant Taxing Authority or the period for assessment for Taxes in respect of such Tax Returns has expired; (iv) there is no Action, pending or proposed or, to the knowledge of AQU, threatened, with respect to Taxes of AQU or for which a Lien may be imposed upon any of AQU’s assets and, to the knowledge of AQU, no basis exists therefor; (v) no statute of limitations in respect of the assessment or collection of any Taxes of AQU or for which a Lien may be imposed on any of AQU’s assets has been waived or extended, which waiver or extension is in effect; (vi) AQU has complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social security and other payroll Taxes) required to be withheld or collected by AQU; (vii) no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code; (viii) none of the assets of AQU is required to be treated as owned by another Person for income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or otherwise; (ix) none of the assets of AQU is “tax-exempt use property” within the meaning of Section 168(h) of the Code, “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, or subject to a “TRAC lease” under Section 7701(h) of the Code (or any predecessor provision); (x) there is no Lien for Taxes upon any of the assets of AQU; (xi) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, closing agreement (within the meaning of Section 7121 of the Code or any analogous provision of applicable Law), with respect to AQU; (xii) no claim has ever been made by a Taxing Authority in a jurisdiction where AQU has not paid any Tax or filed Tax Returns, asserting that AQU is or may be subject to Tax in such jurisdiction; and (xiii) AQU has provided to the Company and the Principal Stockholders true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period ending after January 26, 2012 (inception); (xiv) there is no outstanding power of attorney from AQU authorizing anyone to act on behalf of AQU in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of AQU; (xv) AQU is not, or has ever been, a party to any Tax sharing or Tax allocation Contract; (xvi) AQU is not, or has ever been, included in any consolidated, combined or unitary Tax Return; (xvii) to the knowledge of AQU, no issue has been raised by a Taxing Authority in any prior Action relating to AQU with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of AQU for any other period; (xviii) AQU has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed; (xix) AQU is not a party to any Contract for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by AQU by reason of Section 162 or 404 of the Code; (xx) AQU is not a party to a Contract that requires or would upon the occurrence of certain events require AQU to make a payment which would not be fully deductible under Section 280G of the Code without regard to whether such payment is reasonable compensation for services rendered and without regard to any exception that requires future action by any Person; (xxi) AQU is not a “consenting corporation” within the meaning of Section 341(f) of the Code (as in effect prior to the repeal of such provision); (xxii) AQU has not ever made or been required to make an election under Section 336 or 338 of the Code; (xxiii) during the last two years, AQU has not engaged in any exchange under which gain realized on the exchange was not recognized under Section 1031 of the Code; (xxiv) AQU was not a “distributing corporation” or a “controlled corporation” under Section 355 of the Code in any transaction within the last two years or pursuant to a plan or series of related transactions (within the meaning of Code Section 355(e) of the Code) with any transaction contemplated by this Agreement; (xxv) AQU is not, or has ever been, a “personal holding company” (within the meaning of Code Section 542), a stockholder in a “controlled foreign corporation” (within the meaning of Code Section 957), a stockholder in a “passive foreign investment company” (within the meaning of Code Section 1297), a “foreign personal holding company” (within the meaning of Code Section 552 as in effect prior to the repeal of such section), or an owner in any entity treated as a partnership or disregarded entity for U.S. federal income tax purposes; (xxvi) none of the outstanding indebtedness of AQU constitutes indebtedness to which any interest deduction may be limited or disallowed under Section 163(i), (j) or (l), 265 or 279 of the Code (or any comparable provision of applicable Law); (xxvii) AQU is not or has been a “United States real property holding corporation” (within the meaning of Code Section 897(c)(2)) at any time during the period specified in Section 897(c)(l)(A)(ii) of the Code; and (xxviii) AQU is and has been treated as a foreign corporation for U.S. federal income tax purposes.

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(a)          AQU has not entered into a “reportable transaction” (within the meaning of Code Section 6707A or Treasury Regulations §1.6011-4 or any predecessor thereof). In the case of any transaction that could result in a “substantial understatement of tax” (within the meaning of Code Section 6662(d)) of AQU if the claimed Tax treatment were disallowed, AQU has “substantial authority” (within the meaning of Code Section 6662(d)) for the claimed treatment, or in the case of a transaction other than a “tax shelter” (within the meaning of Code Section 6662(d)(2)(C)(ii), has “adequately disclosed” (within the meaning of Code Section 6662(d)) on its applicable income Tax Return the relevant facts affecting the Tax treatment.

(b)          AQU is not required to include any adjustment under Section 481 or 482 of the Code (or any corresponding provision of applicable Law) in income for any period ending after the date of the most recent audited annual financial statements in AQU SEC Documents. AQU will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) any intercompany transaction or excess loss account described in Treasury regulations under Section 1502 of the Code (or any corresponding provision of applicable Law); or (ii) use of an installment sale, open transaction, income forecast or completed contract method of accounting with respect to any transaction that occurred on or before the Closing Date.

(c)          The unpaid Taxes of AQU (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the most recent audited annual financial statements in AQU SEC Documents and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of AQU in filing its Tax Return.

(d)          AQU is not and has never been a “controlled foreign corporation” (within the meaning of Code Section 957) or a “passive foreign investment company” (within the meaning of Code Section 1297).

Article V

Covenants of the Company Pending the Closing

5.1           Conduct of Business of the Company Prior to the Closing.

Except as contemplated by this Agreement, between the date of this Agreement and the Closing Date, the Company will conduct its business in the ordinary course and use commercially reasonable efforts to preserve substantially intact its business organization, keep available the services of its present officers and employees and those of its Subsidiaries, and preserve in all material respects its present business relationships and goodwill. Without limiting the foregoing, the Company will not, and will cause its Subsidiaries not to, do or cause to be done any of the following without the prior written consent of AQU (which consent will not be unreasonably withheld or delayed):

(a)          amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract, or any other right or asset of the Company and its Subsidiaries;

(b)          modify, amend or enter into any contract, agreement, lease, license or commitment, which (A) is with respect to Real Property, (B) extends for a term of one year or more or (C) obligates the payment of more than $150,000 (individually or in the aggregate), except for any such relating to premises currently used or occupied by the Company or required for expansion thereof consistent with the Company’s past conduct;

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(c)          intentionally fail to comply with all material agreements with third parties entered into prior to the Closing Date;

(d)          amend or modify its organizational documents;

(e)          make any capital expenditures in excess of $150,000 (individually or in the aggregate);

(f)           sell, lease, license or otherwise dispose of any of the Company’s or its Subsidiaries’ assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein and (ii) sales of inventory in the ordinary course consistent with past practice;

(g)          pay, declare or promise to pay any dividends or other distributions with respect to its capital stock, or pay, declare or promise to pay any other payments to any stockholder (other than, in the case of any stockholder as an employee of the Company or any Subsidiary, payments of salary accrued in said period at the current salary rate set forth on Part 3.13(a) of the Disclosure Letter or any Affiliate of the Company or any its Subsidiaries;

(h)          authorize any salary increase of more than 10% for any employee making an annual salary of greater than $50,000 or in excess of $80,000 in the aggregate on an annual basis or change the bonus or profit sharing policies of the Company and its Subsidiaries;

(i)           obtain or incur any loan or other Indebtedness in an amount in excess of $150,000, including drawings under the Company’s existing lines of credit;

(j)           suffer or incur any Lien on any of the Company’s or its Subsidiaries’ assets other than in the ordinary course of business;

(k)          suffer any material damage, destruction or loss of property related to any of the Company’s or its Subsidiaries’ assets, whether or not covered by insurance;

(l)           delay, accelerate or cancel any material receivables or Indebtedness owed to the Company or any of its Subsidiaries or write-off or make further reserves against the same;

(m)         merge or consolidate with or acquire any other Person or be acquired by any other Person;

(n)          suffer any insurance policy protecting any of the Company’s or its Subsidiaries’ assets to lapse without replacement on substantially the same or better terms without lapse of coverage;

(o)          make any material change in its accounting principles or methods or write down the value of any Inventory or assets;

(p)          change the place of business or jurisdiction of organization of the Company or any of its Subsidiaries;

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(q)          extend any loans other than travel or other expense advances to employees in the ordinary course of business not to exceed $5,000 individually or $100,000 in the aggregate;

(r)           issue, redeem or repurchase any shares of its capital stock, or issue any securities exchangeable for or convertible into any shares of its capital stock;

(s)          make or change any material Tax election or change any annual Tax accounting periods; or

(t)           agree to do any of the foregoing.

5.2           Key Personnel. The parties will make commercially reasonable best efforts to ensure that Mr. Yan Ke-yan (the “Initial Key Person”) identifies and appoints, with the consent of AQU, a Chief Financial Officer of AQU promptly after the Closing Date, and that the following individuals (the “Key Personnel”) will be substantially involved in the management of AQU and/or the Company for at least thirty-six (36) calendar months following the Closing: (a) Yan Ke-Yan; and (b) Stanley Wong.

5.3           Access to Information.

(a)          From the date hereof until and including the Closing Date, the Company and its Subsidiaries will, and each Principal Stockholder will cause the Company and its Subsidiaries to, (a) continue to give AQU, its legal counsel and other representatives full access to the offices, properties and, Books and Records, (b) furnish to AQU, its legal counsel and other representatives such information relating to the Business as such Persons may request and (c) cause the employees, legal counsel, accountants and representatives of the Company and its Subsidiaries to cooperate with AQU in its investigation of the Business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) will affect any representation or warranty given by the Company or the Principal Stockholders and, provided further, that any investigation pursuant to this Section will be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company and its Subsidiaries.

(b)          If requested by AQU, the Company and the Principal Stockholders will arrange for representatives of AQU to meet with or speak to the representatives of the ten largest clients of the Company and its Subsidiaries.

5.4           Notices of Certain Events. The Company will promptly notify AQU of:

(a)          any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company or any of its Subsidiaries (or AQU, Post-Closing) to any such Person or create any Lien on any Shares or any of the Company’s or its Subsidiaries’ assets;

(b)          any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c)          any Actions commenced or threatened against, relating to or involving or otherwise affecting any stockholder, the Company or any of its Subsidiaries, the Shares, any of the Company’s or its Subsidiaries’ assets or the Business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

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(d)          the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Effect; and

(e)          the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by the Company and/or any stockholder to be false or misleading in any respect or to omit or fail to state a material fact.

5.5           Interim Financial Statements. From the date hereof through the Closing Date, within thirty (30) calendar days following the end of each full calendar month, each full three-month quarterly period and each fiscal year thereafter, the Company will deliver to AQU an unaudited summary of its earnings and an unaudited balance sheet for the period of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year (each an “Interim Financial Statement”), in each case accompanied by a certificate of the Chief Financial Officer of KBS or the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with IFRS, except as otherwise indicated in such statements and subject to year-end audit adjustments. Such certificate will also state that except as noted, during the period covered by such Interim Financial Statement there has been no Material Adverse Effect. The Company will also promptly deliver to AQU copies of any audited financial statements of the Company that the Company’s certified public accountants may issue.

5.6           SEC Filings.

(a)           The Company acknowledges that:

(i)               AQU will be required to initiate an issuer tender offer by filing a Schedule TO providing AQU’s public stockholders with the right to tender their shares sold in the IPO for a pro rata portion of the Trust Account as more fully set forth in AQU SEC Documents;

(ii)              AQU will be required to file Annual Reports on Form 20-F that may be required to contain information about the transactions contemplated by this Agreement; and

(iii)             AQU will be required to file Reports of Foreign Private Issuer on Form 6-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b)          In connection with any filing AQU makes with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company will, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing (i) cooperate with AQU, (ii) respond to questions about the Company required in any filing or requested by the SEC, and (iii) provide any information requested by AQU or AQU’s representatives in connection with any filing with the SEC.

5.7           Financial Information. By no later than April 28, 2014, the Company shall provide audited financial statements for the Company and its consolidated subsidiaries for the years ended December 31, 2012 and December 31, 2013, prepared in accordance with IFRS and PCAOB standards; and thereafter promptly upon reasonable request therefor, additional financial information requested by AQU for inclusion in any filings to be made by AQU with the SEC. Upon reasonable request by AQU, such information must be reviewed or audited by the Company’s auditors. A AQU company member will be employed to oversee the accounting process remunerated by the company at executive level market rates.

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5.8           Voting of Principal Stockholders. Concurrent with the signing hereof, the Principal Stockholders have entered into a voting agreement pursuant to which the Principal Stockholders have agreed to approve this agreement and the transactions contemplated hereby.

5.9           Confidentiality. Upon reasonable notice to the Company, the Company will afford AQU and its Representatives reasonable access, during normal business hours throughout the period prior to the Closing, to the properties, books, contracts and records of the Company and, during such period, will furnish promptly to AQU and its Representatives all information concerning the business, properties, results of operations and personnel of the Company as may reasonably be requested.

5.10         Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expense.

Article VI

Covenants of AQU

AQU covenants and agrees as follows:

6.1           Disclosure of Certain Matters. From the date hereof through the Closing Date, AQU will give KBS and the Principal Stockholders prompt written notice of any event or development that occurs that would require any amendment or supplement to the Tender Offer documents contemplated by Section 7.8(c).

6.2           Regulatory and Other Authorizations; Notices and Consents. AQU will use its commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Additional Agreements to which it is a party.

6.3           Issuance of Shares. At the Closing, the shares constituting the Transaction Consideration will be duly authorized, validly issued, fully paid and nonassessable.

6.4           Trust Account. AQU will make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and (i) all amounts payable to stockholders of AQU holding IPO Shares who will have validly tendered and not withdrawn their shares of AQU Common Stock in the Tender Offer upon acceptance by AQU of such shares, (ii) the Deferred Underwriting Amount to the underwriter in the IPO, (iii) the expenses to the third parties to which they are owed and (iv) the remaining monies in the Trust Account to AQU.

Article VII

Covenants of All Parties

7.1           Indemnification of Directors and Officers.

(a)          KBS, the Company and AQU agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing (including rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company as provided in the Company’s constituent documents will survive the Transactions and will continue in full force and effect in accordance with their terms. AQU will cause the Company to fulfill and honor, in all respects, all such rights.

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(b)          AQU will cause the Company to fulfill and honor, in all respects, the obligations of the Company pursuant to any indemnification agreements of the Company with any current or former officers, directors, employees or contractors of the Company.

(c)          In the event that, following the date hereof, the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, reasonable provision will be made so that the successors and assigns of the Company will assume the obligations of the Company, including those set forth in this Section 7.1.

(d)          The provisions of this Section 7.1 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

7.2           Filings; Other Actions; Notification.

(a)          Each of AQU, KBS and the Company will cooperate with the others and use all commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Legal Requirements to consummate the Transactions as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all Permits necessary or advisable to be obtained from any third party and/or any Governmental Authority in order to consummate the Transactions (it being understood that the failure to obtain any such Permits will not, by itself, cause the conditions set forth in Article VIII to be deemed not to be satisfied, and it being further understood that neither the Company nor its Affiliates will be required to expend any money with respect thereto). Subject to applicable Legal Requirements relating to the exchange of information, the parties hereto will have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to AQU or the Company, as the case may be, and any of their respective Affiliates, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the transactions contemplated hereby. In exercising the foregoing right, each party will act reasonably and as promptly as practicable.

(b)          The Company, KBS and AQU each will keep the others apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by any of them, or by any of their respective Affiliates, from any third party and/or any Governmental Authority with respect to the transactions contemplated by this Agreement. The Company, KBS and AQU each will give prompt notice to the other upon becoming aware of, including a reasonably detailed statement of the relevant facts relating to: (i) the occurrence or nonoccurrence of any event which would reasonably be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, such that the conditions set forth in Article VIII would not be satisfied as of the date of such event or as of the Closing Date; (ii) any failure of any of them, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; or (iii) the occurrence or nonoccurrence of any event which would reasonably be likely to cause any condition to the obligations of any party to effect the transactions contemplated hereby not to be satisfied.

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(c)          KBS will complete the preparation of an information statement accurately describing this Agreement, the Transactions and the relevant provisions of NRS Chapter 92A (the “Information Statement”) and thereafter deliver the Information Statement to the KBS stockholders for the purpose of informing them of the approval of this Agreement in accordance with the NRS. The information furnished in any document mailed, delivered or otherwise furnished to the stockholders of KBS, including the statements in the Information Statement, will not contain, at or prior to the Closing, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

7.3           Exclusivity. KBS, the Company and each of the Principal Stockholders agree that, from the date hereof until the closing of Transactions (the “Exclusivity Period”), no such party, nor any of their respective officers, directors, employees, agents or representatives (including, without limitation, their respective attorneys and accountants) will, directly or indirectly, initiate, solicit, participate in or encourage discussions, proposals, inquiries or offers, or negotiate or discuss any proposal with any person or entity, relating to or concerning any transaction similar to, or having the same effect as, the proposed Transaction or any transaction pursuant to which (a) control of the Company or any Subsidiary or any of their respective businesses is conveyed, directly or indirectly, to a third party, or (b) all or a substantial portion of the Company’s or any Subsidiary’s assets are sold or otherwise transferred to a third party, unless (c) the Board of Directors receives a Superior Proposal. If any of KBS, the Company or any of the Principal Stockholders fails to comply with the provisions of this Section 7.3 (without giving effect to the proviso in Section 7.3(c)), and during the twelve (12) month period thereafter, either (x) control of the Company is conveyed, directly or indirectly, to a third party, or (y) all or a substantial portion of the Company’s assets are sold or otherwise transferred to a third party, then KBS hereby agrees to promptly pay AQU a break-up fee of One Million US Dollars $1,000,000, which fee will be the sole and exclusive remedy of AQU with regard to any event or circumstance resulting from or relating to the matters set forth in this Section 7.3. KBS, the Company and the Principal Stockholders will promptly (within 24 hours) communicate to Buyer the terms of any proposal, contract or sale which any of them may receive in respect of any of the foregoing and respond to any such communication in a manner reasonably acceptable to AQU. The notice of KBS, the Company and/or the Principal Stockholders under this Section 5.4 will include the identity of the person making such proposal or offer, copies (if written) or a written description of the terms (if oral) thereof and any other such information with respect thereto as AQU may reasonably request.

7.4           Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and in the case of KBS, the Company and each Principal Stockholder as reasonably requested by AQU, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto will execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the Transactions in order to transfer all of the Company Shares to AQU and the Transaction Consideration to KBS, and to vest in AQU and KBS, respectively, good, valid and marketable title thereto, free and clear of all Liens.

7.5           Confidentiality of Transaction. Any information (except publicly available or freely usable material obtained from another source) respecting any party or its Affiliates will be kept in strict confidence by all other parties to this Agreement and their agents. Except as required by Law, none of KBS, the Company and the Principal Stockholders nor any of their respective Affiliates, directors, officers, employees or agents will disclose the terms of the transactions contemplated hereunder or by any Additional Agreement at any time, currently, or on or after the Closing, regardless of whether the Closing takes place, except as required by Law or as necessary to their attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of KBS and the Company will be advised of the confidential nature of the terms of the transaction and will themselves be required by KBS and the Company to keep such information confidential. Except as required by Law, each party will retain all information obtained from the other and their legal counsel on a confidential basis except as necessary to their attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of such party will be advised of the confidential nature of the terms of the transaction and will themselves be required by such party to keep such information confidential.

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7.6           Tax Matters.

(a)          The Company will prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Company and its Subsidiaries required to be filed by the Company or Subsidiary after the Closing Date for taxable periods ending on or before the Closing Date. Such Tax Returns will be true, correct and complete, will be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period, and will not make, amend, revoke or terminate any Tax election or change any accounting practice or procedure without the prior written consent of AQU. The cost of preparing such Tax Returns will be borne by the Company. The Company will give a copy of each such Tax Return to AQU with sufficient time prior to filing for its review and comment. Following the Closing, AQU will cooperate in connection with the preparation and filing of such Tax Returns, to timely pay the Tax shown to be due thereon, and to furnish AQU proof of such payment. The Company and its Subsidiaries will not file any amended Tax Return, including any carryback claim or other adjustment with respect to a Pre-Closing Period without the prior written consent of AQU.

(b)          AQU will prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Company or any of its Subsidiaries for taxable periods including the Closing Date but ending after the Closing Date. Any such Tax Returns for a period that includes the Closing Date will be true, correct and complete in all material respects, will be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period, and will not make, amend, revoke or terminate and tax election or change any accounting practice or procedure without the prior consent of the Principal Stockholders, which consent will not unreasonably be withheld, delayed or conditioned.

(c)          Following the Closing, the Principal Stockholders may require the amendment of any Tax Return of the Company or any of its Subsidiaries for any taxable period ending on or before the Closing with the consent of AQU, which consent will not unreasonably be withheld, delayed or conditioned. AQU will cause the Company and its Subsidiaries to cooperate in connection with the preparation and filing of such amended Tax Returns and any Tax Proceeding in connection therewith. The cost of preparing and filing such amended Tax Returns will be borne by the Company.

(d)          Following the Closing, AQU may amend any Tax Return of the Company or any of its Subsidiaries for any taxable period ending on or before the Closing to correct any errors, with the consent of the Principal Stockholders, which consent will not unreasonably be withheld, delayed or conditioned. The cost of preparing and filing such amended Tax Returns will be borne by the Company.

(e)          AQU will retain (or cause the Company and its Subsidiaries to retain) all Books and Records with respect to Tax matters of the Company and its Subsidiaries for Pre-Closing Periods for at least seven (7) years following the Closing Date and to abide by all record retention agreements entered into by or with respect to the Company or any of its Subsidiaries with any Taxing Authority.

(f)           To the extent permitted by applicable Law, the parties will elect (and will cause the Company and its Subsidiaries to elect) to treat the taxable period that includes but does not end on the Closing Date with respect to any Tax of the Company or its Subsidiary as ending at the close of the Closing Date, and will take such steps as may be necessary therefor. For purposes of this Agreement, any Tax for a taxable period that includes but that does not end on the Closing Date will be allocated between the Pre-Closing Period and the balance of the taxable period based on an interim closing of the books as of the end of the Closing Date; provided, however, that any real or personal property Tax, fixed dollar franchise Tax and any annual exemption amount will be allocated based on the relative number of days in the Pre-Closing Period and the balance of the taxable period.

(g)          All sales, use, transfer and other similar Taxes imposed by a Taxing Authority with respect to any transaction contemplated by this Agreement will be duly and timely paid by the Company. The Company will duly and timely file (or cause to be filed) all Tax Returns in connection with such Taxes.

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7.7           Post-Closing Service Providers. The Company and AQU will retain U.S. securities counsel to the Company and AQU. Such counsel will be Pillsbury Winthrop Shaw Pittman LLP, unless the Board of Directors of AQU determines to engage another firm.

7.8           Tender Offer.

(a)          Tender Offer. Prior to the Closing Date, AQU will provide its stockholders with the opportunity to redeem their shares of AQU Common Stock for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, less taxes payable by AQU, upon the consummation of the transactions contemplated by this Agreement (the “Tender Offer”). Unless otherwise agreed to by the parties, AQU will use its commercially reasonably best efforts (subject to market conditions) to conduct the Tender Offer pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act (as modified, waived or otherwise agreed to with the SEC) which regulates issuer tender offers and compliance with the requirement of Article 156 of its charter, and will file Tender Offer documents with the SEC. The Tender Offer documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition will contain substantially the same financial and other information about the transaction and the redemption rights as is required under Regulation 14A of the Exchange Act which regulates the solicitation of proxies. The obligation of AQU to accept for payment shares of AQU Common Stock validly tendered and not validly withdrawn pursuant to the Tender Offer will be subject to the condition (the “Maximum Tender Condition”) that no more than a number of shares of AQU Common Stock equal to ninety percent (90%) of the IPO Shares (as defined in AQU Amended and Restated Articles of Incorporation) will have been validly tendered and not validly withdrawn pursuant to and prior to the expiration of the Tender Offer.

(b)          Payment Obligations. If the payment to a registered holder under the Tender Offer is to be made to a Person other than the Person in whose name the surrendered certificate formerly evidencing AQU Common Stock is registered on the transfer books of the Company, it will be a condition of payment that the certificate so surrendered will be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment will have paid all transfer and other Taxes required by reason of the payment of such consideration to a Person other than the registered holder of the certificate surrendered, or will have established to the reasonable satisfaction of AQU that such Taxes either have been paid or are not applicable.

(c)          Tender Offer Documents. AQU will file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Tender Offer which will contain the materials set forth in this Section 7.8(c). The Schedule TO will contain or will incorporate by reference an offer to purchase (an “Offer to Purchase”) and forms of the related letter of transmittal and any related summary advertisement (such Schedule TO, Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the “Offer Documents”). Each of AQU, KBS, the Company and the Principal Stockholders agree to correct promptly any information provided by it for use in the Offer Documents that will have become false or misleading in any material respect, and AQU further agrees to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of AQU Common Stock, in each case as and to the extent required by applicable federal securities laws. AQU will give KBS, the Company, the Principal Stockholders and their counsel a reasonable opportunity to review and comment on the Offer Documents prior to such documents being filed with the SEC or disseminated to holders of AQU Common Stock. AQU will provide KBS, the Company, the Principal Stockholders and their counsel with any comments that AQU or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and will provide KBS, the Company and their counsel with a reasonable opportunity to participate in the response of AQU to such comments.

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(d)          Company Cooperation. KBS and the Company acknowledge a substantial portion of the filings with the SEC and mailings to AQU’s stockholders with respect to the Tender Offer will include disclosure regarding the Company and its management, operations and financial condition. Accordingly, KBS and the Company agree to as promptly as reasonably practical provide AQU with such information as will be reasonably requested by AQU for inclusion in or attachment to the Offer Documents to be filed and/or mailed as of and following the commencement of the Tender Offer, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition will contain substantially the same financial and other information about the Company, KBS and their stockholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies even if such information is not required under the tender offer rules. KBS, the Company and the Principal Stockholders understand that such information will be included in the Offer Documents and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company will make, and cause each Subsidiary to make, their managers, directors, officers and employees available to AQU and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(e)          Termination of Tender Offer. AQU will not terminate the Tender Offer prior to any scheduled Expiration Time without the prior consent of KBS and the Company except in the event this Agreement is terminated pursuant to the terms hereof.

(f)           Other Information. None of the information supplied or to be supplied by KBS, the Company or the Principal Stockholders expressly for inclusion or incorporation by reference in the filings with the SEC or the mailings to AQU’s stockholders as it relates to the Tender Offer will, at the date of filing or mailing, or any amendment thereto, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company and/ or the Principal Stockholders or that is included in the SEC filings or mailings).

7.9           Minimum Cash. AQU will ensure that, immediately following the Closing, it will have at least Ten Million US Dollars ($10,000,000) of unencumbered cash without taking into account any cash, cash equivalents or other assets of the Company and any of its Subsidiaries other than AQU.

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7.10         Re-listing. If the average market capitalization of AQU during the second full year following the Closing is less than six times the EBITDA of the Company for 2013, then upon request of AQU Invest, a process will be put in place to formally enter a major Asian exchange within the following year, unless the Board of Directors of AQU determines in good faith, after considering the advice of a mutually approved financial advisor of internationally recognized reputation and outside legal counsel that (a) to do so would be inconsistent with its fiduciary duties, or (b) the valuation of AQU after such re-listing would not exceed the valuation of AQU under its then-current listing by more than twenty percent (20%).

7.11         Dividend Policy. Promptly following the Closing, the Board of Directors of AQU will adopt a dividend policy requiring the payment in the form of an annual dividend on its common stock in an amount equal to at least twenty percent (20%) of its profits after tax and compulsory statutory reserves, subject to customary limitations and applicable law, and such policy will remain in place for each of its first two fiscal years following the Closing.

7.12         Publicity. None of the parties hereto will issue any press releases or otherwise make any public announcement with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other party. The Company and AQU will consult with each other prior to making any filings with any third party and/or any Governmental Authority (including any national securities exchange) with respect to this Agreement and the transactions contemplated hereby.

Article VIII

Conditions

8.1           Conditions to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction or written waiver signed by all parties of all the following conditions:

(a)          KBS will hold at least eighty percent (80%), by vote or value, of the outstanding capital stock of AQU immediately following the Closing;

(b)          no provision of any applicable Law, and no Order will prohibit or impose any condition on the consummation of the Closing;

(c)          there will not be pending any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing;

(d)          the Tender Offer will have been conducted in accordance with Section 7.8, AQU will have accepted the shares of AQU Common Stock validly tendered and not validly withdrawn pursuant to the Tender Offer and no more than a number of shares of AQU Common Stock equal to ninety percent (90%) of the IPO Shares will have been validly tendered and not validly withdrawn prior to the expiration of the Tender Offer; and

(e)           the parties will have confirmed, to the reasonable satisfaction of their independent counsel, that one or more exemptions from registration under the U.S. federal Securities Act of 1933, as amended, are available to permit the issuance of the Transaction Consideration at the Closing and the liquidating distribution of KBS after the Closing without the requirement of a registration statement.

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8.2           Conditions to Obligations of AQU. The obligation of AQU to consummate the Closing is subject to the satisfaction, or the waiver at AQU’s sole and absolute discretion, of all the following further conditions:

(a)           KBS, the Company and the Principal Stockholders will have performed in all material respects of their obligations hereunder required to be performed by them at or prior to the Closing Date.

(b)          the Principal Stockholders will have executed a Voting Agreement in the form attached as Exhibit 2.6(b);

(c)          each of the Key Personnel will have executed an employment or management contract in form and substance satisfactory to the parties;

(d)          each of the Principal Shareholders and the Key Personnel, and each of the Key AQU Personnel, will have executed a Lock-Up Agreement in the form of Exhibit 8.2(d);

(e)          All of the representations and warranties of KBS and the Principal Stockholders contained in this Agreement, the Additional Agreements and in any certificate or other writing delivered by the Company or any Principal Stockholder pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, will: (i) be true, correct and complete at and as of the date of this Agreement, or, (ii) if otherwise specified, when made or when deemed to have been made, and (iii) will be true, correct and complete as of the Closing Date, in the case of (i) and (ii) with only such exceptions as could not in the aggregate reasonably be expected to have a Material Adverse Effect;

(f)           There will have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect, regardless of whether it involved a known risk;

(g)          AQU will have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of KBS or the Company and all Principal Stockholders to the effect set forth in clauses (a) through (c) of this Section 8.2;

(h)          No court, arbitrator or other Authority will have issued any judgment, injunction, decree or order, or have pending before it a proceeding for the issuance of any thereof, and there will not be any provision of any applicable Law restraining or prohibiting the consummation of the Closing, the ownership by AQU of any of the Shares or the effective operation of the Business by the Company and its Subsidiaries after the Closing Date;

(i)           AQU will have received all documents it may request relating to the existence of the Company and its Subsidiaries and the authority of KBS and the Company to enter into and perform under this Agreement, all in form and substance reasonably satisfactory to AQU and its legal counsel, including (i) a copy of the certificate of incorporation of the Company certified as of a recent date by the Secretary of State of its jurisdiction of organization, (ii) copies of the Company’s certificate of incorporation as effective on the date hereof; (iii) copies of resolutions duly adopted by the Board of Directors of the Company and by the requisite vote or consent of the Company’s stockholders authorizing this Agreement, the Additional Agreements and the transaction contemplated hereby and thereby, (iv) a certificate of the Secretaries of KBS and the Company certifying as to signatures of the officer(s) executing this Agreement and any certificate or document to be delivered pursuant hereto, together with evidence of the incumbency of such Secretary, and (v) a recent good standing certificate regarding the Company from the office of the Secretary of State of State of Nevada and each other jurisdiction in which the Company is qualified to do business;

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(j)           AQU will have received from KBS certificates, if any, representing the Company Shares, duly endorsed in blank by KBS, or accompanied by stock powers or equivalent documentation duly executed in blank by KBS, with all necessary transfer Tax and other revenue stamps, acquired at KBS’ expense, affixed;

(k)          AQU will be fully satisfied, in its reasonable discretion, with the results of its and its representatives’ review of the Business, the Shares and the Company and its Subsidiaries (including any review of the capitalization, assets, processes, systems, financial condition, and prospects of the Business and the Company and its Subsidiaries), provided that no such review will affect any representation or warranty of the Company or any Stockholder given hereunder or in any instrument related to the transactions contemplated hereby;

(l)           AQU will have received copies of all Company Consents (including any necessary consents of the landlords under the Office Lease(s), in form and substance reasonably satisfactory to AQU, and no such Company Consent will have been revoked;

(m)         KBS, the Company and the Principal Stockholders will have delivered to AQU documents satisfactory to AQU to evidence the release of all Liens on any Company Shares and, other than Permitted Liens, any portion of the Company’s and its Subsidiaries’ assets, Real Property and land use rights, including without limitation the Real Property listed on Part 3.10(a) of the Disclosure Letter, and the filing of appropriate UCC-3 Amendment (Termination) Statements or other termination documents, if applicable;

(n)          AQU will have received from each Principal Stockholder a general release of all claims against the Company and its Subsidiaries and their officers, directors, employees and Affiliates (other than AQU solely in connection with this Agreement and the Additional Agreements) in form of Exhibit 8.2(n);

(o)          counsel to the Company and the Principal Stockholders will have delivered one or more opinions substantially in form and substance satisfactory to AQU;

(p)          The Key Personnel will have executed Confidentiality and Non-Solicitation Agreements in form reasonably satisfactory to the parties and the same will be in full force and effect, and the Company and its Subsidiaries will have entered into Labor Agreements with each of its employees to the extent required by law, obtained the housing fund contribution certificate and social insurance register as required by applicable laws and delivered the relevant evidence to AQU, and satisfied all obligations of the Company and its Subsidiaries applicable to its employees, including among others paying off the social security funds and house accumulation funds due and payable as well as any interest or penalty in connection thereto;

(q)          AQU will have received a certificate of non-foreign status from KBS pursuant to Treasury Regulations Section 1.1445-2(b)(2) dated not more than 30 days prior to the Closing Date (the “FIRPTA Certificate”);

(r)           The Company will have delivered to AQU’s satisfaction an updated Disclosure Letter, which will be true, correct and complete as of the date with respect thereto set forth in the respective representation and warranty;

(s)          AQU will have received copies of all Outstanding Permits, each of which will be valid and in full force and effect, and no Outstanding Permit will have been revoked; and

(t)           AQU will have received copies of all Customer and Supplier Agreements, in form and substance reasonably satisfactory to AQU, and no such Customer and Supplier Agreement will have been revoked.

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8.3           Conditions to Obligations of KBS, the Company and the Principal Stockholders. The obligation of KBS, the Company and the Principal Stockholders to consummate the Closing is subject to the satisfaction, or the waiver at the Principal Stockholders’ discretion, of all the following further conditions:

(a)          (i) AQU will have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of AQU contained in this Agreement, the Additional Agreements and in any certificate or other writing delivered by AQU pursuant hereto, disregarding all qualifications and expectations contained therein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, will (A) be true, correct and complete at and as of the date of this Agreement, or, (B) if otherwise specified, when made or when deemed to have been made, and (C) will be true, correct and complete at and as of the Closing Date, and (iii) the Principal Stockholders will have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of AQU to the effect set forth in clauses (a) and (b) of this Section 8.3.

(b)          No court, arbitrator or other Authority will have issued any judgment, injunction, decree or order, or have pending before it a proceeding for the issuance of any thereof, and there will not be any provision of any applicable Law restraining or prohibiting the consummation of the Closing, the ownership by AQU of any of the Shares or the effective operation of the Business by the Company and its Subsidiaries after the Closing Date.

(c)          AQU will have executed and delivered to the Principal Stockholders each Additional Agreement to which it is a party.

(d)          Effective as of the Closing, the directors and officers of AQU who are not continuing directors will have resigned and the copies of the resignation letters of such directors and officers will have been delivered to AQU and the Principal Stockholders and such resigning directors and officers will have no claim for employment compensation in any form from AQU except for any reimbursement of outstanding expenses existing as of the date of such resignation and such resignation letters will indicate that such officers or directors do not have any dispute or disagreement with AQU.

(e)          AQU will have filed all reports and other documents required to be filed by AQU under the U.S. federal securities laws through the Closing Date.

(f)           AQU will have used commercially reasonable efforts to maintain its status as a Company whose securities are eligible to be listed on NASDAQ.

(g)          KBS, the Company and the Principal Stockholders will have received a certificate from AQU, signed by its Secretary certifying that the attached copies of AQU’s constituent instruments and resolutions of AQU’s board approving the Agreement and the transactions contemplated by the Agreement are all true, complete and correct and remain in full force and effect.

(h)          Counsel to AQU will have delivered one or more opinions regarding AQU substantially in form and substance satisfactory to KBS.

(i)           The Company will have obtained from each Authority all approvals, waivers and consents, if any, necessary for consummation of or in connection with this Agreement and the transactions contemplated hereby, including such approvals, waivers and consents as may be required under applicable Law.

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Article IX

Indemnification

9.1           Indemnification of AQU. KBS (solely with respect to claims made under this Section 9.1 prior to the Closing) and the Principal Stockholders hereby jointly and severally agree to indemnify and hold harmless AQU, each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (the “AQU Indemnitees”), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by any AQU Indemnitee as a result of or in connection with (a) any breach of any of the representations, warranties, covenants and agreements of the Company or any Stockholder contained herein or in any of the Additional Agreements or any certificate or other writing delivered pursuant hereto (b) the violation of any Laws in connection with or with respect to the operation of the Business prior to the Closing Date, or (c) the failure of the Company or any of its Subsidiaries to pay any Taxes to any Taxing Authority or to file any Tax Return with any Taxing Authority with respect to any period ending on or prior to the Closing Date. The total payments made by KBS and the Principal Stockholders to AQU Indemnitees with respect to Losses will not exceed One Million US Dollars ($1,000,000) (the “Indemnifiable Loss Limit”). No AQU Indemnitee will be entitled to indemnification for breaches of representation or warranties pursuant to this Section 9.1 unless and until the aggregate amount of Losses arising from such breaches to all AQU Indemnitees equals at least Two Hundred Thousand US Dollars ($200,000) (the “Basket”), at which time, subject to the Indemnifiable Loss Limit, AQU Indemnitees will be entitled to indemnification for the total amount of such Losses; provided any breach of Sections 3.1 (Corporate Existence and Power), 3.3 (Authorization), 3.4 (Capitalization), 3.7 (Corporate Records), 3.2 (Subsidiaries), and 3.17 (Tax Matters) will not be subject to the Basket. Notwithstanding anything set forth in this Section 9.1, (i) any amounts recovered under Section 9.6, and (ii) any Losses incurred by any AQU Indemnitee arising out of the failure of any Stockholder to perform any covenant or obligation to be performed by it before, at or after the Closing Date, will not, in any such case, be subject to or applied against the Indemnifiable Loss Limit or the Basket, respectively.

9.2           Indemnification of Principal Stockholders. AQU hereby agrees to indemnify and hold harmless KBS and the Principal Stockholders, each of their Affiliates, and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (the “KBS Indemnitees”) against and in respect of any Losses incurred or sustained by any KBS Indemnitee as a result of or in connection with any breach of any of the representations, warranties, covenants and agreements of AQU contained herein or in any of the Additional Agreements or any certificate or other writing delivered pursuant hereto. The total payments made by AQU to KBS Indemnitees with respect to Losses will not exceed 100% of the Indemnifiable Loss Limit; provided, however, KBS Indemnitees will not be entitled to indemnification pursuant to this Section 9.2 unless and until the aggregate amount of Losses to KBS Indemnitees equals at least the Basket, at which time, subject to the Indemnifiable Loss Limit, the KBS Indemnitees will be entitled to indemnification for the total amount of such Losses provided any breach of Sections 4.1 (Corporate Existence and Power), 4.2 (Governmental Authorization), 4.5 (Capitalization), and 4.17 (Tax Matters) will not be subject to the Basket. Notwithstanding anything set forth in this Section 9.2, any Losses incurred by any KBS Indemnitee arising out of the failure of AQU to perform any covenant or obligation to be performed by it before, at or after the Closing Date including payment of the Purchase Price, will not be subject to or applied against the Indemnifiable Loss Limit or the Basket, respectively.

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9.3           Procedure. The following will apply with respect to all claims by either a AQU Idemnitee or a KBS Indemnitee (together, “Indemnified Party”) for indemnification:

(a)          An Indemnified Party will give KBS, the Principal Stockholders or AQU, as applicable, prompt notice (an “Indemnification Notice”) of any third-party Action with respect to which such Indemnified Party seeks indemnification pursuant to Section 9.1 or 9.2 (a “Third-Party Claim”), which will describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice will not impair any of the rights or benefits of such Indemnified Party under Section 9.1 or 9.2, except to the extent such failure materially and adversely affects the ability of KBS, the Principal Stockholders or AQU, as applicable (any of such parties, “Indemnifying Parties”) to defend such claim or increases the amount of such liability.

(b)          In the case of any Third-Party Claims as to which indemnification is sought by any Indemnified Party, such Indemnified Party will be entitled, at the sole expense and liability of the Indemnifying Parties, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Indemnifying Parties, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within ten (10) days thereafter), will (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Section 9.1 or 9.2 are applicable to such Action and the Indemnifying Parties will indemnify such Indemnified Party in respect of such Action pursuant to the terms of Section 9.1 or 9.2 and, notwithstanding anything to the contrary, will do so without asserting any challenge, defense, limitation on the Indemnifying Parties’ liability for Losses, counterclaim or offset, (ii) notify such Indemnified Party in writing of the intention of the Indemnifying Parties to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third-Party Claim.

(c)          If the Indemnifying Parties assume the defense of any such Third-Party Claim pursuant to Section 9.3(b), then the Indemnified Party will cooperate with the Indemnifying Parties in any manner reasonably requested in connection with the defense, and the Indemnified Party will have the right to be kept fully informed by the Indemnifying Parties and their legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Indemnifying Parties so assume the defense of any such Third-Party Claim, the Indemnified Party will have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party will be at the expense of such Indemnified Party unless (i) the Indemnifying Parties have agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an Indemnified Party and an Indemnifying Party and such Indemnified Party will have been advised by its counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Parties in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel will be borne by the Indemnifying Parties.

(d)          If the Indemnifying Parties elect to assume the defense of any Third-Party Claim pursuant to Section 9.3(b), the Indemnified Party will not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Parties withdraw from or fail to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability. If the Indemnifying Parties do not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Parties fail to adequately prosecute or withdraw such defense, the Indemnified Party will have the right to undertake the defense or settlement thereof, at the Indemnifying Parties’ expense. Notwithstanding anything to the contrary, the Indemnifying Parties will not be entitled to control, but may participate in, and the Indemnified Party (at the expense of the Indemnifying Parties) will be entitled to have sole control over, the defense or settlement of (x) that part of any Third Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) to the extent such Third Party Claim involves criminal allegations against the Indemnified Party or (y) the entire Third Party Claim if such Third Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement. In the event the Indemnified Party retains control of the Third Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

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(e)          If the Indemnified Party undertakes the defense of any such Third-Party Claim pursuant to this Section 9.3, and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party will give the Indemnifying Parties prompt written notice thereof and the Indemnifying Parties will have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Parties’ expense. The Indemnifying Parties will not, without the prior written consent of such Indemnified Party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party, (ii) in which such Third Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other Actions (known or unknown) arising or which might arise out of the same facts.

9.4           Periodic Payments. Any indemnification required by Section 9.1 or 9.2 for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any Action will be made by periodic payments by the Indemnifying Parties to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

9.5           Payment of Indemnification. The Principal Stockholders will, at the option of AQU, pay any indemnification payment due under Section 9.1 in cash, the transfer and assignment of a number of shares of AQU Common Stock then owned by them, or a combination thereof; provided that (x) any AQU Common Stock transferred pursuant to this sentence will be deemed to have a value per share of AQU Common Stock equal to the lesser of the 40 day average closing price of AQU’s Common Stock as of the date such shares are transferred to AQU, or Ten US Dollars ($10.00) per share, and (y) each Stockholder, upon transferring such AQU Common Stock, will represent and warrant in writing to AQU Indemnitee(s) that all such shares of AQU Common Stock are free and clear of all Liens. Any payments by any Stockholder to a AQU Indemnitee will be treated as an adjustment to the Purchase Price. In the event that the Principal Stockholders are entitled to any indemnification pursuant to this Article, AQU will pay the amount of the indemnification (subject to the limitation set forth in Section 9.1) in AQU Common Stock at a deemed value of Ten US Dollars ($10.00) per share. No certificates or scrip representing fractional shares of AQU Common Stock will be issued, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of AQU. Any fractional shares will be rounded to the nearest whole share.

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9.6           Insurance. Any indemnification payments hereunder will take into account any insurance proceeds or other third party reimbursement actually received.

9.7           Survival of Indemnification Rights. Except for the representations and warranties in Section 3.2 (Subsidiaries), 3.3 (Authorization), 3.13 (Labor and Employment Matters), 3.14 (Benefit Plans), 3.17 (Taxes), 4.1 (Corporate Existence and Power), 4.2 (Governmental Authorization), 4.5 (Capitalization), 4.11 (Articles of Incorporation and Bylaws), and 4.12 (Corporate Records) which will survive until ninety (90) days after the expiration of the statute of limitations with respect thereto (including any extensions and waivers thereof), the representations and warranties of KBS, the Principal Stockholders and AQU will survive until twenty-four months following the Closing. The indemnification to which any Indemnified Party is entitled from the Indemnifying Parties pursuant to Section 9.1 or 9.2 for Losses will be effective so long as it is asserted prior to: (x) ninety (90) days after the expiration of the applicable statute of limitations (including all extensions and waivers thereof), in the case of the representations and warranties referred to in the first sentence of this Section 9.7 and the breach or the alleged breach of any covenant or agreement of any Indemnifying Party; and (y) twenty-four months following the Closing, in the case of all other representations and warranties of KBS, the Principal Stockholders and AQU hereunder.

Article X

Arbitration

10.1          Arbitration.

(a)          The parties will promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement, or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). The parties agree that binding arbitration will be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b)          If the parties cannot agree upon the Arbitrator, the Arbitrator will be selected by the New York, New York chapter head of the American Arbitration Association upon the written request of either side. The Arbitrator will be selected within thirty (30) days of such written request.

(c)          The laws of the State of New York will apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby will be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in the State of New York, which laws the Arbitrator will apply in rendering his decision. The Arbitrator will issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he will have been selected. The Arbitrator will have no authority to award punitive or other exemplary damages.

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(d)          The arbitration will be held in New York, New York in accordance with and under then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e)          On application to the Arbitrator, any party will have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence will apply to any arbitration under this Agreement; provided, however, that the Arbitrator will limit any discovery or evidence such that his decision will be rendered within the period referred to in Section 10.1(c).

(f)           The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g)          The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief, as applicable (including actual attorneys’ fees and costs), will be borne by the unsuccessful party and will be awarded as part of the Arbitrator’s decision, unless the Arbitrator will otherwise allocate such costs in such decision. The determination of the Arbitrator will be final and binding upon the parties and not subject to appeal.

(h)          Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in New York, New York to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto will challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) will have been absent from such arbitration for any reason, including that such party will have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i)           The parties will indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the willful misconduct of the person indemnified.

(j)           This arbitration section will survive the termination of this Agreement and any agreement contemplated hereby.

10.2         Waiver of Jury Trial; Exemplary Damages.

(a)          THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY will BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b)          Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

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10.3         Attorneys’ Fees. The unsuccessful party to any Action arising out of this Agreement that is not resolved by arbitration under Section 10.1 will pay to the prevailing party all attorneys’ fees and costs actually incurred by the prevailing party, in addition to any other relief to which it may be entitled. As used in this Section 10.3 and elsewhere in this Agreement, “actual attorneys’ fees” or “attorneys’ fees actually incurred” means the full and actual cost of any legal services actually performed in connection with the matter for which such fees are sought, calculated on the basis of the usual fees charged by the attorneys performing such services, and will not be limited to “reasonable attorneys’ fees” as that term may be defined in statutory or decisional authority

Article XI

Termination

11.1         Termination Without Default; Expenses. In the event that the Closing of the transactions contemplated hereunder has not occurred by a date which is 120 calendar days after the date hereof (the “Outside Closing Date”) and no material breach of this Agreement by AQU, on one hand, or KBS, the Company or any Principal Stockholder, on the other hand, seeking to terminate this Agreement will have occurred or have been made (as provided in Section 11.2 hereof), AQU or the Principal Stockholders will have the right, at its sole option, to terminate this Agreement without liability to the other side. Such right may be exercised by AQU or the Principal Stockholders, as the case may be, giving written notice to the other at any time after the Outside Closing Date. In the event this Agreement is terminated pursuant to this Section 11.1, each party will bear its own expenses incurred in connection with this Agreement.

11.2         Termination Upon Default.

(a)          AQU may terminate this Agreement by giving notice to KBS and the Principal Stockholders on or prior to the Closing Date, without prejudice to any rights or obligations AQU may have, if KBS, the Company or either Principal Stockholder will have materially breached any representation or warranty or any agreement or covenant contained herein or in any Additional Agreement to be performed on or prior to the Closing Date and such breach will not be cured by the earlier of the Outside Closing Date and ten (10) days following receipt by KBS, the Company and the Principal Stockholders of a notice describing in reasonable detail the nature of such breach.

(b)          Either Principal Stockholder may terminate this Agreement by giving notice to AQU, without prejudice to any rights or obligations KBS, the Company or the Principal Stockholders may have, if AQU will have materially breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date and such breach will not be cured by the earlier of the Outside Closing Date and ten (10) days following receipt by AQU of a notice describing in reasonable detail the nature of such breach.

(c)          In the event this Agreement is terminated by AQU pursuant to Section 11.2(a), KBS, the Company and the Principal Stockholders will be jointly and severally responsible for paying all of their own expenses and those of AQU incurred in connection with this Agreement.

(d)          In the event this Agreement is terminated by a Principal Stockholder pursuant to Section 11.2(b), AQU will be responsible for paying all of its own expenses and those of KBS, the Company and the Principal Stockholders incurred in connection with this Agreement (provided, however, such expenses of KBS, the Company and the Principal Stockholders will be limited to reasonable attorney’s fees of one counsel).

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11.3         Termination by Company. In the event the Board of Directors of the Company reasonably concludes that it is required in the exercise of its fiduciary duties to terminate this Agreement in order to accept or consummate a Superior Proposal, the Company may terminate this Agreement upon written notice to AQU and the payment to AQU of a break-up fee of Four Million US Dollars ($4,000,000), which fee will be the sole and exclusive remedy of AQU with regard to any event or circumstance resulting from or relating to any termination of this Agreement pursuant to this Section 11.3.

11.4         Reverse Break-Up Fee. If the Closing fails to occur because of the failure of the condition to Closing set forth in Section 8.1(d) (relating to the conduct of the Tender Offer), AQU will pay to the Company a break-up fee of Ten Thousand US Dollars ($10,000) if the deal is not completed. If the SEC does not provide approval for the listing then AQU is not held responsible for termination. This Agreement may be terminated by AQU or the Company no later than March 24, 2014 at 11:59 p.m. New York time by providing written notice (which may be by email) to AQU or the Company, as applicable. If this Agreement is terminated by the immediately preceding sentence, no party to this Agreement will have liability to any other party under this Agreement.

11.5         Survival. The provisions of Sections 3.17 and 10.3, as well as this Article XI, will survive any termination hereof pursuant to Article XI.

Article XII

Miscellaneous

12.1         Notices. Any notice hereunder will be sent in writing, addressed as specified below, and will be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices will be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only):

If to KBS, the Company or the Principal Stockholders:

KBS International Holdings, Inc.

Xin Fengge Building

 Yupu Industrial Park

 Shishi City, Fujian Province 362700

 CHINA

 Attention: Stanley Wong

 Email: stanley.wong@kbschina.com

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with a copy to:

 Thomas M. Shoesmith

 Pillsbury Winthrop Shaw Pittman LLP

 2550 Hanover Street

 Palo Alto, CA 94304

 Email: tom.shoesmith@pillsburylaw.com

or to such other addressee(s) as the Board of Directors of the Company may specify in a written notice delivered in compliance with this Section 12.1 to all parties then entitled to notice thereunder.

If to AQU:

AQU Corp.

 c/o Seacrest Shipping Co. Ltd.

 8 – 10 Paul Street

 London EC2A 4JH, England

 Attention: Matthew Los

 Email: management@aquasitioncorp.com

with a copy to:

 Loeb & Loeb LLP

 345 Park Avenue

 New York, NY 10154

 Attention: Giovanni Caruso

 Email: gcaruso@loeb.com

or to such other addressee(s) as any party to this Agreement may specify in a written notice delivered in compliance with this Section 12.1 to all parties then entitled to notice thereunder.

12.2         Amendments; No Waivers; Remedies.

(a)          This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver will apply only in the particular instance in which such waiver will have been given.

(b)          Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing will constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement will preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

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(c)          Except as otherwise expressly provided herein, no statement herein of any right or remedy will impair any other right or remedy stated herein or that otherwise may be available.

(d)          Notwithstanding anything else contained herein, neither will any party seek, nor will any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

12.3         Publicity. Except as required by law, the parties agree that neither they nor their agents will issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto.

12.4         Expenses. Except as otherwise expressly set forth herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such cost or expense, except that all expenses of the Company will be joint and several obligations of the Principal Stockholders.

12.5         No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent will be void, in addition to constituting a material breach of this Agreement.

12.6         Governing Law. This Agreement will be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

12.7         Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which will constitute an original, but all of which will constitute one agreement. This Agreement will become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

12.8         Entire Agreement. This Agreement together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

12.9         Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid will not affect the validity or enforceability of any other provision hereof. The parties will cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

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12.10       Construction. In this Agreement:

(a)          References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b)          The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c)          Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

(d)          Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered Part of the Disclosure Letter.

(e)          If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice will be considered timely if it is taken or given on or before the next Business Day.

(f)           Captions are not a part of this Agreement, but are included for convenience, only.

(g)          For the avoidance of any doubt, all references in this Agreement to “the knowledge or best knowledge of the Company” or similar terms will be deemed to include the actual or constructive (e.g. implied by Law) knowledge of any Stockholder and the Key Personnel.

12.11       Further Assurances. Each party will execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

12.12       Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

12.13       Waiver. Reference is made to the final prospectus of AQU, dated March 24, 2011 (the “Prospectus”). The Company and the Principal Stockholders have read the Prospectus and understand that AQU has established the Trust Account for the benefit of the public stockholders of AQU and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, AQU may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of AQU agreeing to enter into this Agreement with the Company, the Principal Stockholders and the Company each hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with AQU.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

“AQU”		“KBS”

AQUASITION CORP.		KBS INTERNATIONAL HOLDINGS, INC.

By:		By:
Name:	Matthew C. Los	Name:	Stanley Wong
Title:	CEO	Title:	Director

“COMPANY”		“PRINCIPAL STOCKHOLDERS”

HONGRI INTERNATIONAL HOLDINGS, LTD.

By:			/s/ Cheung So Wa
Name:	Stanley Wong		Cheung So Wa
Title:	Director

/s/ Chan Sun Keung
Chan Sun Keung

Signature Page to Share Exchange Agreement